Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2018
(millions, except per share amounts)
Operating Revenue	$12,668

Operating Expenses	8,936

Income from operations	3,732

Other income	297

Interest and related charges	1,227

Income from operations including noncontrolling interests before income tax expense	2,802

Income tax expense	(170)

Net income including noncontrolling interests	2,972
Noncontrolling interests	102

Net income Attributable to Dominion	$ 2,870

Earnings Per Common Share – Basic and Diluted
Income from operations	$ 4.63
Noncontrolling interests	(0.16)
Net income attributable to Dominion	$ 4.47

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2018
(millions)
Operating Revenue	$7,473

Operating Expenses	5,030

Income from operations	2,443

Other income	48

Interest and related charges	506

Income before income tax expense	1,985

Income tax expense	617

Net Income	$1,368

DOMINION ENERGY GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2018
(millions)
Operating Revenue	$1,850

Operating Expenses	1,167

Income from operations	683

Earnings from equity method investee	23

Other income	112

Interest and related charges	99

Income before income tax expense	719

Income tax expense	46

Net Income	$ 673